THE FOLD HOLDINGS, INC.

ANNUAL BONUS PLAN

1.
Background and Purpose. The purpose of the Fold Holdings, Inc. Annual Bonus Plan (as may be amended from time to time, the “Plan”) is to incentivize eligible full-time employees of the Company and reward them for achieving Company performance objectives and for personal performance, align employee interests with those of the Company and its stockholders, and enhance the Company’s ability to attract, retain, and motivate talent. The Plan is effective commencing with the 2025 Performance Period, and will remain in effect until it has been terminated pursuant to 8.6.
2.
Definitions. The following terms will have the following meanings:
2.1
“Award” means an award granted pursuant to the Plan, the payment of which is contingent on the attainment of Performance Goals with respect to a Performance Period, as determined by the Administrator pursuant to 6.1, and subject to the other terms and conditions of the Plan.
2.2
“Base Salary” means the Participant's annualized rate of base salary on the last day of the Performance Period before (a) deductions for taxes or benefits and (b) deferrals of compensation pursuant to any Company or affiliate-sponsored plans.
2.3
“Board” means the Board of Directors of the Company, as constituted from time to time.
2.4
“Bonus Target” means the target award payable under the Plan to a Participant for a particular Performance Period, expressed as a percentage of the Participant's Base Salary. In special circumstances, the target award may be expressed as a fixed amount of cash.
2.5
“Committee” means the Compensation Committee of the Board.
2.6
“Company” means Fold Holdings, Inc., a Delaware corporation, and any successor thereto.
2.7
“Equity Plan” means the Company’s 2025 Incentive Award Plan, as amended or restated from time to time.
2.8
“Participant” means an employee who is eligible to receive an Award pursuant to the Plan.
2.9
“Performance Goals” means the goals selected by the Administrator to be applicable to a Participant for any Performance Period. Performance Goals will be based upon one or more Company Performance Criteria. Performance Goals may include a threshold level of performance below which no Award will be paid and levels of performance at which specified percentages of the Bonus Target will be paid and may also include a maximum level of performance above which no additional Award amount will be paid.

2.10
“Performance Period” means the period for which performance is calculated, which unless otherwise indicated by the Administrator, will be the Plan Year.
2.11
“Plan Year” means the Company's fiscal year, which commences on January 1 and ends on December 31.
2.12
“Shares” means the shares of the Company's common stock.
3.
Administration. The Plan will be interpreted, administered and operated by the Committee (the “Administrator”), which will have complete authority to the interpret the Plan, to prescribe, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Administrator may delegate any of its duties hereunder to a subcommittee, or to such person or persons from time to time as it may designate, including the Chief Executive Officer or member(s) of the Company’s People Operations and Finance teams; provided, however, that the Administrator may not delegate its responsibility with respect to Awards to executive officers. All decisions, interpretations and other actions of the Administrator (and any delegate thereof) will be final, conclusive and binding on all persons and will be given the maximum deference permitted by law. The decisions, interpretations and other actions of the Administrator need not be made uniformly across Participants.
4.
Eligibility and Participation.
4.1
Eligibility. Generally, all full-time employees of the Company or its participating affiliates who have commenced employment before the 90th day prior to the end of a Performance Period will be eligible to participate in the Plan for such Performance Period. Notwithstanding the foregoing, employees who (a) are not in good standing, (b) have an overall performance rating of “Needs Improvement” or (iii) are in a performance plan are not eligible to participate in the Plan. The Administrator may, in its sole discretion, make exceptions to the foregoing eligibility criteria. An individual who is eligible to participate in the Plan for a given Performance Period is not guaranteed or assured of being eligible to participate in any subsequent Performance Period.
4.2
New Hires; Newly Eligible Participants. Any Award for a Performance Period that is payable to a Participant who was hired during such Performance Period will be pro-rated based on the number of days such individual was employed with the Company or its participating affiliate during such Performance Period.
4.3
Leaves of Absence. Any Award for a Performance Period payable to a Participant who was on a leave of absence for a portion of such Performance Period will be pro-rated based on the number of days such Participant was actively employed with the Company or its participating affiliate during such Performance Period.
5.
Terms of Awards.
5.1
Determination of Bonus Target. Prior to, or reasonably promptly following the commencement of each Performance Period, the Administrator, in its sole discretion, will establish the Bonus Target for each Participant, including, as may be applicable to such

Participant, separate targets that depending on the Participant’s individual performance (e.g., based on performance that is “on track” or “exceeds expectations”).
5.2
Determination of Performance Goals and Performance Formula. Prior to, or reasonably promptly following the commencement of, each Performance Period, the Administrator will establish the Performance Goals for the Performance Period. The Performance Goals will be based on one or more Company Performance Criteria, each of which may carry a different weight, and which may differ from Participant to Participant. “Company Performance Criteria” may include, but is not limited to, the following: (1) financial metrics such as revenue, EBITDA, adjusted EBTIDA, operating income, cash flows, net income, earnings per share, or other relevant financial benchmarks; (2) product success metrics related to the development and success of products and features (ex. Credit card launch); (3) customer success metrics such as cardholders, volumes, monthly transacting users, monthly active users, (4) and/or any other “Performance Criteria” within the meaning of the Equity Plan.
6.
Payment of Awards.
6.1
Determination of Awards.
(a)
Following the completion of each Performance Period, the Administrator will determine the extent to which the Performance Goals have been achieved or exceeded. Subject to 6.1(c), if the minimum Performance Goals established by the Administrator are not achieved, then no payment will be made.
(b)
If Performance Goals are achieved, the Committee will assess each Participant’s individual performance and determine the Bonus Target (e.g., if and as applicable, whether the Participant achieved the “on track” or “exceeds expectations”) that will apply in determining the amount of the Participant’s Award (if any) for the applicable Performance Period, and then determine the amount of each Participant's Award by multiplying the percentage level of achievement of Performance Goals by the Participant’s applicable Bonus Target.
(c)
Notwithstanding the foregoing, the Administrator may reduce, eliminate or increase the amount of an Award of any given Participant(s) if, in its sole discretion, the Administrator determines such reduction, elimination or increase is appropriate.
(d)
Without limiting the foregoing, in the sole discretion of the Administrator, Performance Goals may be adjusted to reflect the impact of unusual, infrequently occurring or non-recurring charges, transactions, extraordinary events or otherwise as determined by the Administrator, the Administrator may provide for the exclusion of the impact of an event or occurrence which the Administrator determines should appropriately be excluded, including, without limitation, (i) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (ii) asset write-downs, (iii) litigation or claim judgments or settlements, (iv) acquisitions or divestitures, (v) a reorganization or change in the corporate structure or capital structure of the Company, (vi) an event either not directly related to the operations of the Company, any of its affiliates, divisions, business segments or business units or not within the reasonable control of management, (vii) foreign exchange gains and losses, (viii) a change in the fiscal year of the Company, (ix) the refinancing or repurchase of bank loans or debt securities, (x) unbudgeted capital expenditures, (xi) any business interruption event, (xii) the cumulative effects of tax or accounting changes in accordance with GAAP, or (xiii) the effect of changes in other laws or regulatory rules affecting reported results.
6.2
Form and Timing of Payment.
(a)
Prior to the date that Awards are paid, the Administrator will determine whether the payment of Awards will be made in cash, Bitcoin, Shares, equity-based award(s) under the Equity Plan (with or without vesting conditions) or any combination thereof. Payment (including, as applicable, the grant of any Shares or equity-based awards in respect of Awards) will be made by March 31 following the end of the Performance Period, provided that the Participant remains employed with the Company or its applicable affiliate on the date of payment.
(b)
With respect to any Award (or portion thereof) that is paid out in Shares or other equity-based awards, the Administrator will determine and set forth in an award agreement under the Equity Plan, the terms and conditions of the Shares or equity-based award (including any applicable vesting conditions), which will be subject to the conditions and limitations contained in the Equity Plan. Any such Shares or equity-based awards will come from the Equity Plan reserve. Unless otherwise determined by the Administrator in its sole discretion, the number of Shares or other rights payable in settlement of an Award (if applicable), will be determined based on the Volume-Weighted Average Price (VWAP) of a Share over the 90 consecutive trading days of the NASDAQ Capital Market immediately preceding the payment date.
(c)
Notwithstanding the foregoing, the Company may delay payment of Awards in Shares or equity-based awards if the Company reasonably determines the payment would otherwise violate applicable law or an applicable provision of the Plan or the Equity Plan. Any such delay may be made until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A (as defined below). Notwithstanding anything contained herein to the contrary, any such delay will not affect a Participant’s eligibility to receive payment of an Award for a Performance Period merely because the Participant has terminated employment after the payment period specified in Section 6.2(a) for such Performance Period.
6.3
Employment Requirement. No Award will be paid to any Participant who is not actively employed by the Company or its affiliate on the date that Awards are paid.
7.
Change in Control; Equity Restructuring. If a Change in Control or Equity Restructuring (as each such term is defined in the Equity Plan) occurs during a Performance Period, the

Administrator will, at the time of such transaction, provide for the treatment of Awards with respect to such Performance Period as it determines in its sole discretion to be appropriate.
8.
General Provisions.
8.1
Compliance with Legal Requirements. The Plan and the granting of Awards will be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
8.2
Non-transferability. A person's rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan may not be assigned, pledged, or transferred, except in the event of the Participant's death, to a designated beneficiary in accordance with the Plan, or in the absence of such designation, by will or the laws of descent or distribution.
8.3
No Right to Employment. Nothing in the Plan or in any notice of Award will confer upon any person the right to continue in the employment of the Company or any of its affiliates or affect the right of the Company or any of its affiliates to terminate the employment of any Participant.
8.4
No Right to Award. A Participant will not have any right to any Award under the Plan until such Award has been paid to such Participant and participation in the Plan in one Performance Period does not connote any right to become a Participant in the Plan in any future Performance Period.
8.5
Withholding. The Company will have the right to withhold from any Award, any federal, state or local income and/or payroll taxes required by law to be withheld and to take such other action as the Administrator may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to an Award. Notwithstanding the foregoing, with respect to any Award (or portion thereof) that is paid out in Shares, the Company will be permitted to withhold Shares otherwise issuable in respect of an Award in satisfaction of any applicable withholding tax obligations, as set forth in the applicable award agreement and subject to the conditions and limitations contained in the Equity Plan.
8.6
Amendment or Termination of the Plan. The Board or the Administrator may, at any time, amend, suspend or terminate the Plan in whole or in part (including retroactively).
8.7
Unfunded Status. Nothing contained in the Plan, and no action taken pursuant to its provisions, creates or will be construed to create a trust of any kind or a fiduciary relationship between the Company and any Participant, beneficiary or legal representative or any other person. To the extent that a person acquires a right to receive payments under the Plan, such right will be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder will be paid from the general funds of the Company and no special or separate fund will be established and no segregation of assets will be made to assure payment of such amounts except as expressly set forth in the Plan. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA).

8.8
Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
8.9
Section 409A of the Code. It is intended that payments under the Plan qualify as short-term deferrals exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”). In the event that any Award does not qualify for treatment as an exempt short-term deferral, it is intended that such amount will be paid in a manner that satisfies the requirements of Section 409A. The Plan will be interpreted and construed accordingly. The Company will have no obligation under this Section 8.9 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.
8.10
Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
8.11
Non-exclusive. Nothing in the Plan limits the authority of the Company, the Board or the Administrator to adopt such other compensation arrangements, as it may deem desirable for any Participant.
8.12
Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder will be binding upon any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the assets of the Company.
8.13
Clawback. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon payment of an Award) are subject to the provisions of the Company’s Policy for the Recovery of Erroneously Awarded Compensation, as may be amended from time to time, and to any other claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws, as and to the extent set forth in such claw-back policy or the Award Agreement.